Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-285052

Dated May 6, 2026

Eli Lilly and Company

Pricing Term Sheet

$9,000,000,000 aggregate principal amount of Notes offered, consisting of:

Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”)

Floating Rate Notes due 2029 (the “2029 Floating Rate Notes”)

4.150% Notes due 2029 (the “2029 Notes”)

4.375% Notes due 2031 (the “2031 Notes”)

4.650% Notes due 2033 (the “2033 Notes”)

4.850% Notes due 2036 (the “2036 Notes”)

5.600% Notes due 2056 (the “2056 Notes”)

5.700% Notes due 2066 (the “2066 Notes”)

(The 2028 Floating Rate Notes and the 2029 Floating Rate Notes are collectively referred to as the “Floating Rate Notes.” The 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes, the 2056 Notes and the 2066 Notes are collectively referred to as the “Fixed Rate Notes.” The Fixed Rate Notes, together with the Floating Rate Notes, are collectively referred to as the “Notes”)

This pricing term sheet (the “Pricing Term Sheet”) supplements the prospectus supplement issued by Eli Lilly and Company on May 6, 2026 (the “Preliminary Prospectus Supplement”) and the accompanying prospectus dated February 19, 2025 (the “Prospectus”) and supersedes the information in the Preliminary Prospectus Supplement and Prospectus. Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Prospectus and should be read together with the Preliminary Prospectus Supplement, the Prospectus and the documents incorporated or deemed to be incorporated by reference therein before a decision is made to invest in the Notes.

Issuer:	Eli Lilly and Company

Trade Date:	May 6, 2026

Ratings:*	Aa3 (Positive) Moody’s AA- (Positive) S&P

Settlement Date:**	May 20, 2026; T+10

Day Count Convention:	Actual / 360 for the Floating Rate Notes 30 / 360 for the Fixed Rate Notes

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC
BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
BofA Securities, Inc.
Barclays Capital Inc.
Mizuho Securities USA LLC

Co-Managers:	Loop Capital Markets LLC Penserra Securities LLC

The 2028 Floating Rate Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	May 20, 2028

Public Offering Price:	100.000% of principal amount, plus accrued interest, if any, from May 20, 2026

Interest Rate Basis:	Compounded SOFR

Spread to Compounded SOFR:	+35 basis points

Interest Payment Dates:	February 20, May 20, August 20 and November 20 of each year, commencing August 20, 2026

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on August 18, 2026, plus 35 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that (i) the initial interest period for the 2028 Floating Rate Notes will be the period from and including the Settlement Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date for the 2028 Floating Rate Notes and (ii) the final interest period for the 2028 Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the 2028 Floating Rate Notes to, but excluding, the maturity date of the 2028 Floating Rate Notes

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such relevant Interest Period for the 2028 Floating Rate Notes; provided that the first Observation Period for the 2028 Floating Rate Notes shall be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date for the 2028 Floating Rate Notes

Redemption Provisions:	The 2028 Floating Rate Notes will not be redeemable prior to their maturity

Calculation Agent:	Initially, Deutsche Bank Trust Company Americas

CUSIP / ISIN:	532457 DH8 / US532457DH81

The 2029 Floating Rate Notes

Principal Amount Offered:	$500,000,000

Maturity Date:	May 20, 2029

Public Offering Price:	100.000% of principal amount, plus accrued interest, if any, from May 20, 2026

Interest Rate Basis:	Compounded SOFR

Spread to Compounded SOFR:	+46 basis points

Interest Payment Dates:	February 20, May 20, August 20 and November 20 of each year, commencing August 20, 2026

Interest Reset Dates:	Each Floating Rate Interest Payment Date

Initial Interest Rate:	The initial interest rate will be Compounded SOFR determined on August 18, 2026, plus 46 basis points

Interest Determination Date:	The second U.S. Government Securities Business Day preceding each Floating Rate Interest Payment Date

Interest Period:	The period from and including a Floating Rate Interest Payment Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date (such succeeding Floating Rate Interest Payment Date, the “Latter Floating Rate Interest Payment Date”); provided that (i) the initial interest period for the 2029 Floating Rate Notes will be the period from and including the Settlement Date to, but excluding, the immediately succeeding Floating Rate Interest Payment Date for the 2029 Floating Rate Notes and (ii) the final interest period for the 2029 Floating Rate Notes will be the period from and including the Floating Rate Interest Payment Date immediately preceding the maturity date of the 2029 Floating Rate Notes to, but excluding, the maturity date of the 2029 Floating Rate Notes

Observation Period:	The period from and including two U.S. Government Securities Business Days preceding the first date of such relevant Interest Period to but excluding two U.S. Government Securities Business Days preceding the Latter Floating Rate Interest Payment Date for such relevant Interest Period for the 2029 Floating Rate Notes; provided that the first Observation Period shall for the 2029 Floating Rate Notes be the period from and including two U.S. Government Securities Business Days preceding the Settlement Date to, but excluding, the two U.S. Government Securities Business Days preceding the first Floating Rate Interest Payment Date for the 2029 Floating Rate Notes

Optional Redemption:	Subject to the special mandatory redemption provision described below, the Issuer may not redeem the 2029 Floating Rate Notes at its option prior to maturity

Special Mandatory Redemption:	In the event that (x) the Centessa Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) March 31, 2027 or (ii) any later date as the parties to the Centessa Agreement may agree as the “Outside Date” thereunder or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Centessa Acquisition, the Issuer will be required to redeem the 2029 Floating Rate Notes then outstanding at a redemption price equal to 101% of the principal amount of such 2029 Floating Rate Notes plus accrued and unpaid interest, if any, to, but excluding, the Centessa Special Mandatory Redemption Date

Calculation Agent:	Initially, Deutsche Bank Trust Company Americas

CUSIP / ISIN:	532457 DJ4 / US532457DJ48

The 2029 Notes

Principal Amount Offered:	$750,000,000

Maturity Date:	May 20, 2029

Coupon:	4.150% per year

Public Offering Price:	99.941% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	4.171%

Benchmark Treasury:	UST 3.875% due April 15, 2029

Spread to Benchmark Treasury:	T + 28 basis points

Benchmark Treasury Price and Yield:	99-30+ / 3.891%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to April 20, 2029 at a discount rate of Treasury plus 5 basis points

Par call:	On or after April 20, 2029 at 100%

Special Mandatory Redemption:	In the event that (x) the Centessa Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) March 31, 2027 or (ii) any later date as the parties to the Centessa Agreement may agree as the “Outside Date” thereunder or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Centessa Acquisition, the Issuer will be required to redeem the 2029 Notes then outstanding at a redemption price equal to 101% of the principal amount of such 2029 Notes plus accrued and unpaid interest, if any, to, but excluding, the Centessa Special Mandatory Redemption Date

CUSIP / ISIN:	532457 DK1 / US532457DK11

The 2031 Notes

Principal Amount Offered:	$1,500,000,000

Maturity Date:	May 20, 2031

Coupon:	4.375% per year

Public Offering Price:	99.893% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	4.399%

Benchmark Treasury:	UST 3.875% due April 30, 2031

Spread to Benchmark Treasury:	T + 40 basis points

Benchmark Treasury Price and Yield:	99-14 1⁄4 / 3.999%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to April 20, 2031 at a discount rate of Treasury plus 10 basis points

Par call:	On or after April 20, 2031 at 100%

Special Mandatory Redemption:	In the event that (x) the Centessa Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) March 31, 2027 or (ii) any later date as the parties to the Centessa Agreement may agree as the “Outside Date” thereunder or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Centessa Acquisition, the Issuer will be required to redeem the 2031 Notes then outstanding at a redemption price equal to 101% of the principal amount of such 2031 Notes plus accrued and unpaid interest, if any, to, but excluding, the Centessa Special Mandatory Redemption Date

CUSIP / ISIN:	532457 DL9 / US532457DL93

The 2033 Notes

Principal Amount Offered:	$1,250,000,000

Maturity Date:	May 20, 2033

Coupon:	4.650% per year

Public Offering Price:	99.982% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	4.653%

Benchmark Treasury:	UST 4.125% due April 30, 2033

Spread to Benchmark Treasury:	T + 48 basis points

Benchmark Treasury Price and Yield:	99-22 3⁄4 / 4.173%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to March 20, 2033 at a discount rate of Treasury plus 10 basis points

Par call:	On or after March 20, 2033 at 100%

Special Mandatory Redemption:	In the event that (x) the Centessa Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) March 31, 2027 or (ii) any later date as the parties to the Centessa Agreement may agree as the “Outside Date” thereunder or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Centessa Acquisition, the Issuer will be required to redeem the 2033 Notes then outstanding at a redemption price equal to 101% of the principal amount of such 2033 Notes plus accrued and unpaid interest, if any, to, but excluding, the Centessa Special Mandatory Redemption Date

CUSIP / ISIN:	532457 DM7 / US532457DM76

The 2036 Notes

Principal Amount Offered:	$1,500,000,000

Maturity Date:	May 20, 2036

Coupon:	4.850% per year

Public Offering Price:	99.640% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	4.896%

Benchmark Treasury:	UST 4.125% due February 15, 2036

Spread to Benchmark Treasury:	T + 55 basis points

Benchmark Treasury Price and Yield:	98-08 / 4.346%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to February 20, 2036 at a discount rate of Treasury plus 10 basis points

Par call:	On or after February 20, 2036 at 100%

Special Mandatory Redemption:	In the event that (x) the Centessa Acquisition is not consummated on or prior to the date that is five (5) business days after the later of (i) March 31, 2027 or (ii) any later date as the parties to the Centessa Agreement may agree as the “Outside Date” thereunder or (y) the Issuer notifies the trustee in writing that the Issuer will not pursue the consummation of the Centessa Acquisition, the Issuer will be required to redeem the 2036 Notes then outstanding at a redemption price equal to 101% of the principal amount of such 2036 Notes plus accrued and unpaid interest, if any, to, but excluding, the Centessa Special Mandatory Redemption Date

CUSIP / ISIN:	532457 DR6 / US532457DR63

The 2056 Notes

Principal Amount Offered:	$1,750,000,000

Maturity Date:	May 20, 2056

Coupon:	5.600% per year

Public Offering Price:	99.726% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	5.619%

Benchmark Treasury:	UST 4.625% due November 15, 2055

Spread to Benchmark Treasury:	T + 68 basis points

Benchmark Treasury Price and Yield:	95-04+ / 4.939%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to November 20, 2055 at a discount rate of Treasury plus 12.5 basis points

Par call:	On or after November 20, 2055 at 100%

CUSIP / ISIN:	532457 DP0 / US532457DP08

The 2066 Notes

Principal Amount Offered:	$1,000,000,000

Maturity Date:	May 20, 2066

Coupon:	5.700% per year

Public Offering Price:	99.391% of principal amount, plus accrued interest, if any, from May 20, 2026

Yield to Maturity:	5.739%

Benchmark Treasury:	UST 4.625% due November 15, 2055

Spread to Benchmark Treasury:	T + 80 basis points

Benchmark Treasury Price and Yield:	95-04+ / 4.939%

Interest Payment Dates:	May 20 and November 20 of each year, commencing November 20, 2026

Redemption Provisions:

Make-whole call:	At any time prior to November 20, 2065 at a discount rate of Treasury plus 15 basis points

Par call:	On or after November 20, 2065 at 100%

CUSIP / ISIN:	532457 DQ8 / US532457DQ80

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to delivery will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer has filed a registration statement (No. 333-285052) (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to this offering and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Morgan Stanley & Co. LLC at +1-866-718-1649, Citigroup Global Markets Inc. at +1-800-831-9146, Deutsche Bank Securities Inc. at +1-800-503-4611 or Goldman Sachs & Co. LLC at +1-866-471-2526.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.